INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Post-Effective Amendment No. 28 to Registration Statement No. 2-76580 on Form N-3 of The Prudential Variable Contract Account - 10 of The Prudential Insurance Company of America (1) of our reports dated February 15, 1996, relating to the financial statements of The Prudential Variable Contract Account - 10, The Prudential Variable Contract Account - 11 and The Prudential Variable Contract Account - 24, and (2) of our report dated March 1, 1996, relating to the consolidated financial statements of The Prudential Insurance Company of America and subsidiaries appearing in the Statement of Additional Information, which is part of such Registration Statement and to the reference to us under the heading "Experts" also appearing in the Statement of Additional Information.

PW


Parsippany, New Jersey
April 25, 1996